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                                                                    Exhibit 10.5


                                                               23 September 1998



Mr. Scott A. von Kleeck
385 Jenissa Drive
West Chester, PA. 19382

Dear Scott:


     The technical/management staff and I enjoyed meeting with you over the last several weeks and we believe that you can be a valued member of our Systems and Advanced Technologies Group. Ashton Technology Group (ATG(TM)) is pleased to extend to you an employment offer as a Vice President of Advanced Systems reporting directly to me at our Philadelphia, PA office. You shall be initially responsible for leading the development of our electronic Market Center (eMC(TM)); however, you shall also be required to support all of ATG's on-going and future system development projects, including but not limited to: VTS(TM), eOX(TM), eAS(TM), and ePLOB(TM). The position shall involve coordination and/or leadership roles with customers, business/technical partners, investors, management, technical peers and subordinates, subcontractors/consultants, and ATG's family of subsidiaries. There may be some travel associated with the aforementioned coordination roles.

     Your starting salary will be $150,000 annually. Your start date will be determined after you resign from your current position; however it shall be within 4 weeks of the date of this employment offer. Your report date to the Philadelphia office shall be one week after your start date. You will be paid bi-weekly. A sign-on bonus of $10,000 will be sent directly to you after ATG receives an original copy of your signed approval of this employment offer. A full refund of this bonus is required if you voluntarily resign within six months of your start date and a 50% refund is required if you voluntarily resign between six months and 1 year of your start date.

     In further consideration of your services to ATG(TM), you will be granted:
(i) a 5 year option to purchase 100,000 shares of ATG(TM) common stock at the last sale price of the common stock on your official start date, (ii) a 5 year option to purchase 100,000 shares of common stock in ATG(TM)'s subsidiary, Universal Trading Technologies Corporation ("UTTC(TM)"), at a price of $1.00 per share, and (iii) a 5 year option to purchase 100,000 shares of common stock in ATG(TM)'s subsidiary, electronic market Center Corporation, Inc. at a price to be determined. This price will be the same as that offered to the rest of the ATG management team.

     The option package described above will vest so that you receive: (i) 20% of the referenced options upon completion of your first year of employment with ATG, (ii)


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another 20% of the granted total upon completion of your second year, and (iii)
the remaining 60% upon the completion of your third year of employment. All of the options subject to vesting contain language that states that in the event the company be sold or taken over, all options would become fully vested (100%) at that time.


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     It is understood that the shares underlying these options will not initially be registered, however, ATG(TM) agrees that in the case of the shares underlying the ATG(TM) option, ATG(TM) will endeavor to register the underlying shares at such time that other shares underlying management or consultants' options are registered pursuant to Form S-8 or any other appropriate registration statement.

     This offer is contingent upon your signing of the standard ATG employment terms & conditions agreement.

     In addition to a base salary, ATG offers all regular full-time employees standard benefits of sick leave, holidays, and vacation. ATG offers a health insurance package to its regular full-time employees (delivered) and a 401(k) deferred savings plan (delivered). Unless you have any urgent questions, these benefits will be explained to you in full detail upon your arrival.

     Your principal place of employment under this letter agreement shall be at ATG's offices located in Philadelphia, Pennsylvania. Upon acceptance of our offer, please sign and return one of the two originals of this letter to ATG. If you have any questions, please do not hesitate to contact me at work (215 988-
3400) or at home at (215-654-5222).


Sincerely,


Fred S. Weingard
Executive Vice President



Acknowledgment and agreement of offer:


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FULL NAME & DATE

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